Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement"), by and between Superior Industries International, Inc. (the "Company"), a Delaware corporation with an address at 26600 Telegraph Road, Suite 400, Southfield, MI 48033, and Tim Trenary (the "Consultant") with an address at 1220 Sandringham Way, Bloomfield Hills, MI 48301, is effective as of the date of Consultant’s retirement from Company (“Effective Date”).

RECITALS

WHEREAS, the Company desires to retain the Consultant as an independent contractor to perform consulting services, and Consultant is willing to perform such services, on the terms set forth below.

NOW THEREFORE, , in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Engagement of Consultant. The Company hereby engages the Consultant to act as a consultant to the Company subject to the terms and conditions of this Agreement, and the Consultant hereby accepts such engagement.

2.	Services.

a.	Scope of Services and Deliverables. Consultant shall perform the services to the Company described in the Statement of Work, attached hereto as Attachment A, , and as may be requested by the Company (collectively, the "Services"). Any information (written or oral), ideas, concepts, or contemporaneous discussion provided to Company by Consultant while rendering these Services are considered the Deliverables (defined in Section 5(e) below) to the Company in accordance with the terms of this Agreement.

b.	Manner of Provision of Services. The Company will not control the manner or means by which Consultant performs the Services, but Consultant is expected to timely perform the Services and to provide the Deliverables in accordance with the terms of this Agreement. Consultant is expected to provide the Services on a remote basis, unless otherwise reasonably requested from time-to-time.

3.	Compensation; Costs/Expenses; Travel Expenses.

a.	Compensation. The Company shall compensate Consultant for performance of the Services and provision of the Deliverables as described in the attached Statement of Work. e Consultant acknowledges and agrees that such compensation, plus the sum of $2000 per month for group medical coverage pursuant to COBRA for so long as Consultant elects COBRA coverage, but in no event longer than nine months, shall be Consultant’s sole compensation hereunder, and e Consultant will not, under any circumstances, be eligible for any other compensation or benefits extended to the Company’s employees including, but not limited to, vacation, group medical or life insurance, disability, or 401k plan. The Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on Consultant’s behalf. Consultant shall havefull and exclusive liability for and shall pay and indemnify Company for any and all taxes arising out of this Agreement.

b.	Costs/Expenses. The Company shall reimburse Consultant for his reasonable and pre-approved out-of-pocket costs and expenses arising under this Agreement.

c.	Travel Expenses. All travel expenses, including hotel accommodations that Consultant may incur must be in compliance with the Company's travel policies and approved in advance by the Company. All travel arrangements will be handled by the Company travel system.

4.	Term and Termination. This Agreement shall commence as of the Effective Date and terminate nine months thereafter, unless extended by mutual written agreement of the parties. Either party may terminate this Agreement with 30 days written notice, or immediately and without prior written notice if the other party is in breach of any material provision of this Agreement and such breach is not cured within five (5) business days of its occurrence.

5.	Confidentiality; Intellectual Property.

a.	Company Materials. Consultant acknowledges that he has been given access to information and materials the Company treats as confidential and proprietary, including without limitation information pertaining to the Company’s business, operations, strategies, customers, pricing, marketing, finances, sourcing, personnel or those of its affiliates, vendors or customers, all of which shall be considered “Confidential Information” as defined in Section 5(b) below. Consultant shall have no right to use, copy, or disclose any Company information, in whole or in part, except as authorized herein. All tangible Confidential Information (as defined below), including memos, documents, or any other information provided to Consultant for use in performing the Services or otherwise, shall be promptly returned to the Company or destroyed, at the Company's option, upon the Company's request or upon termination or expiration of this Agreement.

b.	Confidential Information. "Confidential Information" means any of the Company's proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed by the Company or accessible to Consultant before, on or after the Effective Date, either directly or indirectly in writing, visually, orally, by drawings or inspection, or through any other medium. “Confidential Information” also includes the Deliverables. Confidential Information does not include information which: (1) has become publicly known and made generally available through no wrongful act of Consultant; or (2) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

c.	Third-Party Confidential Information. The Company does not desire to acquire from Consultant any secret or confidential know-how or information which Consultant may have acquired from others and which Consultant is not authorized or permitted to divulge to the Company. Accordingly, Consultant represents and warrants that he is free to divulge to the Company, without any obligation to, or violation of any right of others, any and all information, practices or techniques which Consultant will describe, demonstrate, divulge or in any other manner make known to the Company during Consultant’s performance of the Services. Consultant shall indemnify and hold harmless the Company from and against any and all liability, loss, cost, expense damage, claims or demands for actual or alleged violation of the rights of others in any trade secret, know how or other confidential information by reason of the Company’s receipt or use of the Services, Deliverables or information described above, or otherwise in connection therewith.

d.	Non-Use and Non-Disclosure. Consultant shall not, during or subsequent to the term of this Agreement, use the Company's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company, or disclose the Company's Confidential Information to any third party without the prior written consent of the Company. Without the Company's prior written approval, Consultant shall not directly or indirectly disclose to anyone the existence of this Agreement or the fact that he has this arrangement with the Company.

e.	Ownership of Deliverables. The Company is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all the deliverables and all the results, work product, and tangible materials prepared by Consultant in the course of providing the Services or otherwise performing his/her obligations under this Agreement (collectively, the "Deliverables"), including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights therein.

6.	Representations and Warranties: Consultant represents and warrants that: (i) he has the power to enter into this Agreement, to grant the rights granted herein and to perform fully all of his obligations under this Agreement, (ii) Consultant’s entering into this Agreement with the Company and Consultant’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject, (iii) he has the required skill, experience, and qualifications to perform the Services, he shall perform the Services in a professional and workmanlike manner in accordance with generally recognized standards for similar services, and he shall devote sufficient resources to ensure the Services are performed, and the Deliverables are delivered, in a timely and reliable manner, (iv) he shall perform the Services and all other obligations under this Agreement in compliance with Company policies, the Code of Conduct, and all applicable international, federal, state, and local laws and regulations, including without limitation the Foreign Corrupt Practices Act, the Economic Espionage Act, and all applicable anti-bribery and anti-corruption laws, (v) the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind, and (vi) all Deliverables are and shall be Consultant’s original work and do not and will not violate or infringe upon the intellectual property or any other rights of any person or entity.

7.	Indemnification: Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys' fees and other legal expenses, arising directly or indirectly from or in connection with (i) any gross negligence, reckless or intentionally wrongful act of the Consultant, (ii) any breach by Consultant of any of the covenants, representations, or warranties contained in this Agreement, (iii) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (iv) any violation or claimed violation of a third party's rights resulting in whole or in part from the Company's use of the Deliverables or other information and documentation provided by Consultant under this Agreement.

8.	Limitation of Liability. NEITHER THE COMPANY NOR CONSULTANT WILL BE LIABLE TO THE OTHER OR ANY THIRD PARTY AGENT FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOST REVENUES, OR LOSS OF BUSINESS OPPORTUNITY) THAT THE COMPANY OR CONSULTANT MAY INCUR IN CONNECTION WITH THIS AGREEMENT OR ANY STATEMENT OF WORK, HOWEVER CAUSED AND UNDER WHATEVER THEORY OF LIABILITY (INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, TORT, STRICT LIABILITY AND NEGLIGENCE) EVEN IF THE COMPANY AND CONSULTANT HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND DIRECT DAMAGES DO NOT SATISFY A REMEDY. THE COMPANY’S AND THE CONSULTANT’S TOTAL CUMULATIVE LIABILITY UNDER OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE NATURE OF THE OBLIGATION, FORM OF ACTION OR THEORY OF LIABILITY, SHALL BE LIMITED IN ALL CASES TO AN AMOUNT WHICH SHALL NOT EXCEED, IN THE AGGREGATE, FEES PAID TO THE CONSULTANT DURING THE TERM OF THIS AGREEMENT.

9.	Relationship of the Parties. The Company and Consultant acknowledge and agree that nothing contained in this Agreement is intended to constitute them as employer/employee, principal/agent, joint venture or partners, it being their intention that Consultant is an independent contractor. Consultant acknowledges and agrees that he is obligated to report as income all compensation received by him pursuant to this Agreement, and Consultant acknowledges his/ obligation to pay all self-employment and other taxes thereon.

10.	No Obligation to offer Employment: The Company and Consultant acknowledge and agree that the Company is not obligated to offer employment and Consultant is under no obligation to accept an offer of employment from Company.

11.	Non-Compete: Consultant acknowledges and agrees that for a period of 12 months after the expiration of this Agreement, Consultant may not commence employment with an original equipment manufacturer that competes with Company, without prior written consent of Company.

12.	Non-Solicitation: Consultant acknowledges and agrees that for a period of 12 months following the expiration of this Agreement, Consultant will not, directly or indirectly, induce any of the employees of Company to leave the employ of Company for participation, directly or indirectly, with any existing or future business venture associated with Consultant.

13.	Entire Agreement; Assignment. This Agreement is intended by the parties as a final expression of their agreement regarding Consultant's consulting services. No waiver, modification, change or amendment of any of the provisions of this Agreement shall be valid, unless in writing and signed by the party against whom such claimed waiver, modification, change or amendment is sought to be enforced. Consultant will not assign this Agreement or Consultant’s rights, duties or obligations under this Agreement without the prior written consent of the Company. Any attempt by the Consultant to assign or transfer this Agreement or any of the rights, duties or obligations under this Agreement without the prior written consent of the Company shall be void.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the United States, State of Michigan without giving effect to any choice or conflict of law provision or rule. Any legal suit, action or proceeding arising out of this Agreement or the matters contemplated hereunder brought by Consultant shall be instituted exclusively in the circuit court in Oakland County, Michigan, and Consultant irrevocably submits to the exclusive jurisdiction of such court in any such suit, action or proceeding and waives any objection based on improper venue or inconvenient forum.

15.	Survival. The provisions of paragraphs 5-8 and 10-16 shall survive the termination of this Agreement.

16.	Severability. Should any part of this Agreement be declared invalid, void or unenforceable, all remaining parts shall remain in full force and effect and shall in no way be invalidated or affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth below.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.		CONSULTANT

By:	/s/ Kevin M. Burke	By:	/s/ Tim Trenary

Name:	Kevin M. Burke	Name:	Tim Trenary

Title:	Chief Human Resources Officer	Date:

Date:

ATTACHMENT A STATEMENT OF WORK

1.	Description of Services: Consultation as reasonably requested by Company as follows:

•	Onboard the new Chief Financial Officer with external parties;

•	Provide coaching and advice to the Chief Financial Officer;

•	Review projects and documents and advise as needed;

•	Review and provide advice regarding financial planning and analysis materials; and

•	Assist with development of presentations and materials for external parties, including earnings call materials and other investor events.

2.	Deliverables: Analyses, advise and documentation to support the services described above

3.	Compensation: $40,000 per month, payable semi-monthly in accordance with the Company’s regular pay periods.